 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 10, 2014

EMMIS COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its
charter)

INDIANA
(State of incorporation or organization)

0-23264
(Commission file number)

35‑1542018
(I.R.S. Employer
Identification No.)

ONE EMMIS PLAZA
40 MONUMENT CIRCLE
SUITE 700
INDIANAPOLIS, INDIANA 46204
(Address of principal executive offices)

(317) 266-0100
(Registrant’s Telephone Number,
Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 10, 2014, Emmis Communications Corporation ("the “Company”) entered into a Credit Agreement (the “Credit Agreement”), by and among the Company, Emmis Operating Company, a wholly owned subsidiary of the Company, as borrower (the “Borrower”), certain other subsidiaries of the Company, as guarantors (the “Subsidiary Guarantors”), the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and Fifth Third Bank, as syndication agent (in such capacity, the “Syndication Agent”).
The Credit Agreement includes a senior secured term loan facility (the “Term Loan”) of $185,000,000 and a senior secured revolving credit facility of $20,000,000, and contains provisions for an uncommitted increase of up to $40,000,000 principal amount (plus additional amounts so long as a pro forma total net senior secured leverage ratio condition is met) of the revolving credit facility and/or the Term Loan subject to the satisfaction of certain conditions. The revolving credit facility includes a sub-facility for the issuance of up to $5,000,000 of letters of credit. Pursuant to the Credit Agreement, the Borrower borrowed $185,000,000 of the Term Loan on June 10, 2014; $109,000,000 was disbursed to the Borrower (the “Initial Proceeds”) and the remaining $76,000,000 was funded into escrow (the “Subsequent Acquisition Proceeds”).
The Initial Proceeds were used, on June 10, 2014, by the Borrower to repay all amounts outstanding under the Existing Credit Agreement (as defined below), to make a $55,000,000 initial payment in respect of the Acquired Business (as defined below) and to pay fees and expenses. The proceeds of the revolving credit facility will be used for working capital and other general corporate purposes. The Subsequent Acquisition Proceeds are expected to be used to make the final $76,000,000 payment in respect of the Acquired Business. If the Subsequent Acquisition Proceeds are not fully used by February 17, 2015, they will be used to repay the Term Loan.
The Term Loan is due not later than June 10, 2021 and amortizes in an amount equal to 1% per annum of the total principal amount outstanding, payable in quarterly installments commencing March 31, 2015, with the balance payable on the maturity date. The revolving credit facility expires not later than June 10, 2019. An unused commitment fee of 50 basis points per annum will be payable quarterly on the average unused amount of the revolving credit facility. The Term Loan and amounts borrowed under the revolving credit facility bear interest, at the Borrower’s option, at either (i) the Alternate Base Rate (as defined in the Credit Agreement) (but not less than 2.00%) plus 3.75% or (ii) the Adjusted LIBO Rate (as defined in the Credit Agreement) (but not less than 1.00%) plus 4.75%.
The obligations under the Credit Agreement are secured by a perfected first priority security interest in substantially all of the assets of the Company, the Borrower and the Subsidiary Guarantors.

Borrowing under the revolving credit facility depends upon continued compliance with certain operating covenants and financial ratios, including leverage and interest coverage as specifically defined. The operating and other restrictions with which the Company must comply include, among others, restrictions on additional indebtedness, incurrence of liens, engaging in businesses other than our primary business, paying certain dividends, redeeming or repurchasing capital stock, acquisitions and asset sales. No default or event of default has occurred or is continuing.

The foregoing summary is qualified in its entirety by reference to the Credit Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.
Item 1.02    Termination of a Material Definitive Agreement.

In connection with the execution of the Credit Agreement described in Item 1.01 above, the Credit Agreement, dated as of December 28, 2012, among the Company, the Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A. as administrative agent, and the other parties thereto (as amended, the “Existing Credit Agreement”), was terminated effective June 10, 2014, and all amounts outstanding under that agreement were paid in full.
Item 2.01    Completion of Acquisition or Disposition of Assets.

As disclosed in Item 1.01 above (which disclosure is incorporated herein by reference), on June 10, 2014 the Company completed the acquisition of substantially all of the assets, business, properties and rights of YMF Media New York LLC and YMF Media New York License LLC related to the operation of WBLS(FM), New York, New York (Facility ID 28203) and WLIB(AM), New York, New York (Facility ID 28204) (the “Acquired Business”). On June 10, 2014, the Company contributed the Acquired Business to WBLS-WLIB, LLC and WBLS-WLIB License LLC, each a wholly owned subsidiary of the Company.

The aggregate consideration paid by the Company in connection with the acquisition will be $131,000,000 (the “Purchase Price”). On June 10, 2014, Company paid $55,000,000 of the Purchase Price, and the remaining $76,000,000 will be paid no later than February 17, 2015.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description
10.1
Credit Agreement, dated as of June 10, 2014, by and among Emmis Communications Corporation, Emmis Operating Company, certain other subsidiaries of the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Fifth Third Bank, as syndication agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 10, 2014	EMMIS COMMUNICATIONS CORPORATION

	By:	/s/ J. Scott Enright
	Name: Title:	J. Scott Enright Executive Vice President, General Counsel and Secretary